Arbor Realty Trust Reports First Quarter 2025 Results and Declares Dividend of $0.30 per Share

Company Highlights:
•GAAP net income of $0.16 per diluted common share
•Distributable earnings1 of $0.28, or $0.31 per diluted common share, excluding $7.1 million of realized losses from the sale of two real estate owned properties that were previously reserved
•Declares cash dividend on common stock of $0.30 per share
•Closed on a new $1.15 billion repurchase facility to unwind in full two CLO vehicles; enhancing leverage, reducing pricing and generated ~$80 million of additional liquidity
•Servicing portfolio of ~$33.48 billion, agency loan originations of $605.9 million
•Structured loan portfolio of ~$11.49 billion, originations of $747.1 million and runoff of $421.9 million
•Foreclosed on seven non-performing loans as real estate owned assets totaling $196.7 million

Uniondale, NY, May 2, 2025 -- Arbor Realty Trust, Inc. (NYSE: ABR), today announced financial results for the first quarter ended March 31, 2025. Arbor reported net income for the quarter of $30.4 million, or $0.16 per diluted common share, compared to net income of $57.9 million, or $0.31 per diluted common share for the quarter ended March 31, 2024. Distributable earnings for the quarter was $57.3 million, or $0.28 per diluted common share, compared to $96.7 million, or $0.47 per diluted common share for the quarter ended March 31, 2024.

Arbor Realty Trust Reports First Quarter 2025 Results and Declares Dividend of $0.30 per Share

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Agency Business
Loan Origination Platform

	Agency Loan Volume (in thousands)
	Quarter Ended
	March 31, 2025	December 31, 2024
Fannie Mae	$357,811	$556,676
Freddie Mac	178,020	675,244
Private Label	44,925	27,650
FHA	16,041	119,050
SFR-Fixed Rate	9,111	—
Total Originations	$605,908	$1,378,620

Total Loan Sales	$730,854	$1,270,048

Total Loan Commitments	$645,401	$1,353,527
For the quarter ended March 31, 2025, the Agency Business generated revenues of $62.9 million, compared to $78.7 million for the fourth quarter of 2024. Gain on sales, including fee-based services, net was $12.8 million for the quarter, reflecting a margin of 1.75%, compared to $22.2 million and 1.75% for the fourth quarter of 2024. Income from mortgage servicing rights was $8.1 million for the quarter, reflecting a rate of 1.26% as a percentage of loan commitments, compared to $13.3 million and 0.99% for the fourth quarter of 2024.
At March 31, 2025, loans held-for-sale was $314.6 million, with financing associated with these loans totaling $279.4 million.
Fee-Based Servicing Portfolio
The Company’s fee-based servicing portfolio totaled $33.48 billion at March 31, 2025. Servicing revenue, net was $25.6 million for the quarter and consisted of servicing revenue of $43.4 million, net of amortization of mortgage servicing rights totaling $17.8 million.

Arbor Realty Trust Reports First Quarter 2025 Results and Declares Dividend of $0.30 per Share

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	Fee-Based Servicing Portfolio ($ in thousands)
	March 31, 2025			December 31, 2024
	UPB	Wtd. Avg. Fee (bps)	Wtd. Avg. Life (years)	UPB	Wtd. Avg. Fee (bps)	Wtd. Avg. Life (years)
Fannie Mae	$22,683,885	46.2	6.2	$22,730,056	46.4	6.4
Freddie Mac	6,123,074	21.4	6.6	6,077,020	21.5	6.8
Private Label	2,603,122	18.7	5.3	2,605,980	18.7	5.5
FHA	1,519,675	14.0	19.0	1,506,948	14.1	19.2
Bridge	278,293	10.4	2.8	278,494	10.4	3.0
SFR-Fixed Rate	276,839	20.1	4.1	271,859	20.1	4.4
Total	$33,484,888	37.5	6.7	$33,470,357	37.8	6.9
Loans sold under the Fannie Mae program contain an obligation to partially guarantee the performance of the loan (“loss-sharing obligations”) and includes $34.7 million for the fair value of the guarantee obligation undertaken at March 31, 2025. The Company recorded a $1.9 million net provision for loss sharing associated with CECL for the first quarter of 2025. At March 31, 2025, the Company’s total CECL allowance for loss-sharing obligations was $50.8 million, representing 0.22% of the Fannie Mae servicing portfolio.

Arbor Realty Trust Reports First Quarter 2025 Results and Declares Dividend of $0.30 per Share

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Structured Business
Portfolio and Investment Activity

	Structured Portfolio Activity ($ in thousands)
	Quarter Ended
	March 31, 2025		December 31, 2024
	UPB	%	UPB	%
Bridge:
Multifamily	$367,750	49%	$371,250	54%
SFR	356,294	48%	273,087	40%
	724,044	97%	644,337	94%
			.
Mezzanine/Preferred Equity	4,440	1%	35,592	5%
Construction - Multifamily	18,637	2%	4,368	1%
Total Originations	$747,121	100%	$684,297	100%

Number of Loans Originated	20		28

Commitments:
SFR	$162,400		$375,894
Construction - Multifamily	92,000		54,000
Total Commitments	$254,400		$429,894

Loan Runoff	$421,941		$900,583

	Structured Portfolio ($ in thousands)
	March 31, 2025		December 31, 2024
	UPB	%	UPB	%
Bridge:
Multifamily	$8,637,773	75%	$8,725,429	76%
SFR	2,247,817	20%	1,993,890	18%
Other	171,952	1%	173,787	2%
	11,057,542	96%	10,893,106	96%

Mezzanine/Preferred Equity	405,770	4%	404,401	3%
Construction - Multifamily	23,005	<1%	4,367	<1%
SFR Permanent	3,076	<1%	3,082	<1%
Total Portfolio	$11,489,393	100%	$11,304,956	100%

Arbor Realty Trust Reports First Quarter 2025 Results and Declares Dividend of $0.30 per Share

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At March 31, 2025, the loan and investment portfolio’s unpaid principal balance ("UPB"), excluding loan loss reserves, was $11.49 billion, with a weighted average interest rate of 6.94%, compared to $11.30 billion and 6.90% at December 31, 2024. Including certain fees earned and costs associated with the loan and investment portfolio, the weighted average interest rate was 7.85% at March 31, 2025, compared to 7.80% at December 31, 2024.
The average balance of the Company’s loan and investment portfolio during the first quarter of 2025, excluding loan loss reserves, was $11.39 billion with a weighted average yield of 8.15%, compared to $11.46 billion and 8.52% for the fourth quarter of 2024. The decrease in yield was primarily due to a decrease in the average SOFR rate in the first quarter of 2025.
During the first quarter of 2025, the Company recorded an $8.4 million net provision for loan losses associated with CECL. At March 31, 2025, the Company’s total allowance for loan losses was $240.9 million. The Company had twenty-three non-performing loans with a UPB of $511.1 million, before related loan loss reserves of $35.3 million, compared to twenty-six loans with a UPB of $651.8 million, before loan loss reserves of $23.8 million at December 31, 2024.
In addition, at March 31, 2025, the Company had five loans with a total UPB of $142.8 million (before related loan loss reserves of $7.3 million) that were less than 60 days past due classified as non-accrual, compared to nine loans with a total UPB of $167.4 million at December 31, 2024. Interest income on these loans is only being recorded to the extent cash is received.
During the first quarter of 2025, the Company modified twenty-one loans with a total UPB of $949.8 million, most of which had borrowers investing additional capital to recapitalize their deals. Nineteen of these loans with a total UPB of $849.4 million, contained interest rates based on pricing over SOFR ranging from 3.10% to 4.25% and were modified to provide temporary rate relief through a pay and accrual feature. At March 31, 2025, these modified loans had a weighted average pay rate of 5.18% and a weighted average accrual rate of 2.56%. In addition, of the total modified loans for the first quarter, $16.5 million were less than 60 days past due and $38.3 million were non-performing at December 31, 2024, and are now current in accordance with their modified terms.
Financing Activity
The balance of debt that finances the Company’s loan and investment portfolio at March 31, 2025 was $9.49 billion with a weighted average interest rate including fees of 6.82%, as compared to $9.46 billion and a rate of 6.88% at December 31, 2024.
The average balance of debt that finances the Company’s loan and investment portfolio for the first quarter of 2025 was $9.42 billion, as compared to $9.67 billion for the fourth quarter of 2024. The average cost of borrowings for the first quarter of 2025 was 6.96%, compared to 7.10% for the fourth quarter of 2024.
In March 2025, the Company closed a $1.15 billion repurchase facility and transferred approximately $1.43 billion of assets into this facility, $1.34 billion of which were from two of the Company's existing CLO vehicles that were redeemed in full and at par. The facility is match funded with 80% leverage and pricing of SOFR plus 1.85%, well below the pricing of SOFR plus 2.24% and 77% leverage of the CLOs replaced at the time of redemption. Additionally, this facility is 88% non-

Arbor Realty Trust Reports First Quarter 2025 Results and Declares Dividend of $0.30 per Share

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recourse to the Company and has a 24-month reinvestment period. As a result of these transactions, the Company created approximately $80 million of additional liquidity and has increased the returns on these assets through enhanced leverage and reduced pricing.
Dividend
The Company announced today that its Board of Directors has declared a quarterly cash dividend of $0.30 per share of common stock for the quarter ended March 31, 2025. The dividend is payable on May 30, 2025 to common stockholders of record on May 16, 2025.
Earnings Conference Call
The Company will host a conference call today at 10:00 a.m. Eastern Time. A live webcast and replay of the conference call will be available at www.arbor.com in the investor relations section of the Company’s website, or you can access the call telephonically at least ten minutes prior to the conference call. The dial-in numbers are (800) 579-2543 for domestic callers and (785) 424-1789 for international callers. Please use participant passcode ABRQ125 when prompted by the operator.
A telephonic replay of the call will be available until May 9, 2025. The replay dial-in numbers are (800) 934-2127 for domestic callers and (402) 220-1139 for international callers.
About Arbor Realty Trust, Inc.
Arbor Realty Trust, Inc. (NYSE: ABR) is a nationwide real estate investment trust and direct lender, providing loan origination and servicing for multifamily, single-family rental (SFR) portfolios, and other diverse commercial real estate assets. Headquartered in New York, Arbor manages a multibillion-dollar servicing portfolio, specializing in government-sponsored enterprise products. Arbor is a leading Fannie Mae DUS® lender and Freddie Mac Optigo® Seller/Servicer, and an approved FHA Multifamily Accelerated Processing (MAP) lender. Arbor’s product platform also includes bridge, CMBS, mezzanine and preferred equity loans. Rated by Standard and Poor’s and Fitch Ratings, Arbor is committed to building on its reputation for service, quality, and customized solutions with an unparalleled dedication to providing our clients excellence over the entire life of a loan.
Safe Harbor Statement
Certain items in this press release may constitute forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Arbor can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Arbor’s expectations include, but are not limited to, changes in economic conditions generally, and the real estate markets specifically, continued ability to source new investments, changes in interest rates and/or credit spreads, and other risks detailed in Arbor’s Annual Report on Form 10-K for the year ended December 31, 2024 and its other reports filed with the SEC. Such forward-looking statements speak only as of the date of this press release. Arbor expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any

Arbor Realty Trust Reports First Quarter 2025 Results and Declares Dividend of $0.30 per Share

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forward-looking statements contained herein to reflect any change in Arbor’s expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.
Notes
1.During the quarterly earnings conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used non-GAAP financial measures in this press release. A supplemental schedule of non-GAAP financial measures and the comparable GAAP financial measure can be found on the last two pages of this release.

Contact:	Arbor Realty Trust, Inc. Investor Relations 516-506-4200 InvestorRelations@arbor.com

Arbor Realty Trust Reports First Quarter 2025 Results and Declares Dividend of $0.30 per Share

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ARBOR REALTY TRUST, INC. AND SUBSIDIARIES
Consolidated Statements of Income - (Unaudited)
($ in thousands—except share and per share data)

	Quarter Ended March 31,
	2025	2024
Interest income	$240,693	$321,292
Interest expense	165,251	217,676
Net interest income	75,442	103,616
Other revenue:
Gain on sales, including fee-based services, net	12,781	16,666
Mortgage servicing rights	8,131	10,199
Servicing revenue, net	25,603	31,526
Property operating income	4,387	1,570
Gain (loss) on derivative instruments, net	3,400	(5,257)
Other income, net	4,419	2,333
Total other revenue	58,721	57,037
Other expenses:
Employee compensation and benefits	46,036	47,694
Selling and administrative	16,312	13,933
Property operating expenses	3,474	1,678
Depreciation and amortization	3,744	2,571
Provision for loss sharing (net of recoveries)	1,786	273
Provision for credit losses (net of recoveries)	9,075	19,118
Total other expenses	80,427	85,267
Income before extinguishment of debt, loss on real estate, (loss) income from equity affiliates and income taxes	53,736	75,386
Loss on extinguishment of debt	(2,319)	—
Loss on real estate	(2,810)	—
(Loss) income from equity affiliates	(1,634)	1,418
Provision for income taxes	(3,591)	(3,592)
Net income	43,382	73,212
Preferred stock dividends	10,342	10,342
Net income attributable to noncontrolling interest	2,602	4,997
Net income attributable to common stockholders	$30,438	$57,873

Basic earnings per common share	$0.16	$0.31
Diluted earnings per common share	$0.16	$0.31

Weighted average shares outstanding:
Basic	190,060,776	188,710,390
Diluted	206,862,320	222,926,076

Dividends declared per common share	$0.43	$0.43

Arbor Realty Trust Reports First Quarter 2025 Results and Declares Dividend of $0.30 per Share

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ARBOR REALTY TRUST, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
($ in thousands—except share and per share data)

	March 31, 2025
	(Unaudited)	December 31, 2024
Assets:
Cash and cash equivalents	$308,842	$503,803
Restricted cash	40,563	156,376
Loans and investments, net (allowance for credit losses of $240,937 and $238,967)	11,215,625	11,033,997
Loans held-for-sale, net	314,635	435,759
Capitalized mortgage servicing rights, net	357,220	368,678
Securities held-to-maturity, net (allowance for credit losses of $10,767 and $10,846)	158,658	157,154
Investments in equity affiliates	77,095	76,312
Real estate owned, net	302,158	176,543
Due from related party	9,605	12,792
Goodwill and other intangible assets	87,727	88,119
Other assets	495,221	481,448
Total assets	$13,367,349	$13,490,981

Liabilities and Equity:
Credit and repurchase facilities	$4,780,753	$3,559,490
Securitized debt	3,286,395	4,622,489
Senior unsecured notes	1,237,160	1,236,147
Convertible senior unsecured notes	286,555	285,853
Junior subordinated notes to subsidiary trust issuing preferred securities	144,890	144,686
Mortgage notes payable — real estate owned	123,851	74,897
Due to related party	1,458	4,474
Due to borrowers	52,062	47,627
Allowance for loss-sharing obligations	85,515	83,150
Other liabilities	239,251	280,198
Total liabilities	10,237,890	10,339,011

Equity:
Arbor Realty Trust, Inc. stockholders' equity:
Preferred stock, cumulative, redeemable, $0.01 par value: 100,000,000 shares authorized, shares issued and outstanding by period:	633,682	633,684
Special voting preferred shares - 16,173,761 shares
6.375% Series D - 9,200,000 shares
6.25% Series E - 5,750,000 shares
6.25% Series F - 11,342,000 shares
Common stock, $0.01 par value: 500,000,000 shares authorized - 192,161,707 and 189,259,435 shares issued and outstanding	1,922	1,893
Additional paid-in capital	2,410,499	2,375,469
(Accumulated deficit) retained earnings	(38,600)	13,039
Total Arbor Realty Trust, Inc. stockholders' equity	3,007,503	3,024,085
Noncontrolling interest	121,956	127,885
Total equity	3,129,459	3,151,970
Total liabilities and equity	$13,367,349	$13,490,981

Arbor Realty Trust Reports First Quarter 2025 Results and Declares Dividend of $0.30 per Share

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ARBOR REALTY TRUST, INC. AND SUBSIDIARIES
Statement of Income Segment Information - (Unaudited)
(in thousands)

	Quarter Ended March 31, 2025
	Structured Business	Agency Business	Other (1)	Consolidated
Interest income	$230,087	$10,606	$—	$240,693
Interest expense	161,579	3,672	—	165,251
Net interest income	68,508	6,934	—	75,442
Other revenue:
Gain on sales, including fee-based services, net	—	12,781	—	12,781
Mortgage servicing rights	—	8,131	—	8,131
Servicing revenue	—	43,361	—	43,361
Amortization of MSRs	—	(17,758)	—	(17,758)
Property operating income	4,387	—	—	4,387
Gain on derivative instruments, net	—	3,400	—	3,400
Other income, net	2,078	2,341	—	4,419
Total other revenue	6,465	52,256	—	58,721
Other expenses:
Employee compensation and benefits	18,157	27,879	—	46,036
Selling and administrative	8,932	7,380	—	16,312
Property operating expenses	3,474	—	—	3,474
Depreciation and amortization	3,352	392	—	3,744
Provision for loss sharing	—	1,786	—	1,786
Provision for credit losses (net of recoveries)	9,154	(79)	—	9,075
Total other expenses	43,069	37,358	—	80,427
Income before extinguishment of debt, loss on real estate, loss from equity affiliates and income taxes	31,904	21,832	—	53,736
Loss on extinguishment of debt	(2,319)	—	—	(2,319)
Loss on real estate	(2,810)	—	—	(2,810)
Loss from equity affiliates	(1,634)	—	—	(1,634)
Benefit from (provision for) income taxes	639	(4,230)	—	(3,591)
Net income	25,780	17,602	—	43,382
Preferred stock dividends	10,342	—	—	10,342
Net income attributable to noncontrolling interest	—	—	2,602	2,602
Net income attributable to common stockholders	$15,438	$17,602	$(2,602)	$30,438
(1)Includes income allocated to the noncontrolling interest holders not allocated to the two reportable segments.

Arbor Realty Trust Reports First Quarter 2025 Results and Declares Dividend of $0.30 per Share

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ARBOR REALTY TRUST, INC. AND SUBSIDIARIES
Balance Sheet Segment Information - (Unaudited)
(in thousands)

	March 31, 2025
	Structured Business	Agency Business	Consolidated
Assets:
Cash and cash equivalents	$55,328	$253,514	$308,842
Restricted cash	15,943	24,620	40,563
Loans and investments, net	11,215,625	—	11,215,625
Loans held-for-sale, net	—	314,635	314,635
Capitalized mortgage servicing rights, net	—	357,220	357,220
Securities held-to-maturity, net	—	158,658	158,658
Investments in equity affiliates	77,095	—	77,095
Real estate owned, net	302,158	—	302,158
Goodwill and other intangible assets	12,500	75,227	87,727
Other assets and due from related party	249,904	254,922	504,826
Total assets	$11,928,553	$1,438,796	$13,367,349

Liabilities:
Debt obligations	$9,580,201	$279,403	$9,859,604
Allowance for loss-sharing obligations	—	85,515	85,515
Other liabilities and due to related parties	206,181	86,590	292,771
Total liabilities	$9,786,382	$451,508	$10,237,890

Arbor Realty Trust Reports First Quarter 2025 Results and Declares Dividend of $0.30 per Share

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ARBOR REALTY TRUST, INC. AND SUBSIDIARIES
Reconciliation of Distributable Earnings to GAAP Net Income - (Unaudited)
($ in thousands—except share and per share data)

	Quarter Ended March 31,
	2025	2024
Net income attributable to common stockholders	$30,438	$57,873

Adjustments:
Net income attributable to noncontrolling interest	2,602	4,997
Income from mortgage servicing rights	(8,131)	(10,199)
Deferred tax benefit	(137)	(3,952)
Amortization and write-offs of MSRs	20,864	18,418
Depreciation and amortization	4,568	3,193
Loss on extinguishment of debt	2,319	—
Provision for credit losses, net	756	14,804
(Gain) loss on derivative instruments, net	(4,697)	5,523
Loss on real estate	2,810	—
Stock-based compensation	5,935	6,020

Distributable earnings (1)	$57,327	$96,677

Diluted distributable earnings per share (1)	$0.28	$0.47

Diluted weighted average shares outstanding (1) (2)	206,862,320	205,511,529
(1)Amounts are attributable to common stockholders and OP Unit holders. The OP Units are redeemable for cash, or at the Company's option for shares of the Company's common stock on a one-for-one basis.
(2)The diluted weighted average shares outstanding exclude the potential shares issuable upon conversion and settlement of the Company's convertible senior notes principal balance.
The Company is presenting distributable earnings because management believes it is an important supplemental measure of the Company's operating performance and is useful to investors, analysts and other parties in the evaluation of REITs and their ability to provide dividends to stockholders. Dividends are one of the principal reasons investors invest in REITs. To maintain REIT status, REITs are required to distribute at least 90% of their REIT-taxable income. The Company considers distributable earnings in determining its quarterly dividend and believes that, over time, distributable earnings is a useful indicator of the Company's dividends per share.
The Company defines distributable earnings as net income (loss) attributable to common stockholders computed in accordance with GAAP, adjusted for accounting items such as depreciation and amortization (adjusted for unconsolidated joint ventures), non-cash stock-based compensation expense, income from MSRs, amortization and write-offs of MSRs, gains/losses on derivative instruments primarily associated with Private Label loans not yet sold and securitized, changes in fair value of GSE-related derivatives that temporarily flow through earnings, deferred tax provision (benefit), CECL provisions for credit losses (adjusted for realized losses as described below) and gains/losses on the receipt of real estate from the settlement of loans (prior to the sale of the real estate). The Company also adds back one-time charges such as acquisition costs and one-time gains/losses on the early extinguishment of debt and redemption of preferred stock.
The Company reduces distributable earnings for realized losses in the period management determines that a loan is deemed nonrecoverable in whole or in part. Loans are deemed nonrecoverable upon the earlier of: (1) when the loan receivable is settled (i.e., when the loan is repaid, or in the case of foreclosure, when the underlying asset is sold); or (2) when

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management determines that it is nearly certain that all amounts due will not be collected. The realized loss amount is equal to the difference between the cash received, or expected to be received, and the book value of the asset.
Distributable earnings is not intended to be an indication of the Company's cash flows from operating activities (determined in accordance with GAAP) or a measure of its liquidity, nor is it entirely indicative of funding the Company's cash needs, including its ability to make cash distributions. The Company's calculation of distributable earnings may be different from the calculations used by other companies and, therefore, comparability may be limited.